Exhibit (a)(11)
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PROSPECTUS

PUBLIC TENDER OFFER
SHARES OF
COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A.

PUBLICLY TRADED STOCK CORPORATION
RECORDED IN THE SECURITIES REGISTRY OF THE SVS N°9
AND
THROUGH THIS OF
TELEFÓNICA LARGA DISTANCIA S.A.
RECORDED IN THE SECURITIES REGISTRY OF THE SVS N° 456
BY
INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA

INVERSIONES TELEFÓNICA INTERNACIONAL HOLDING LIMITADA OFFERS TO BUY A TOTAL OF 486,001,923 SHARES OF SERIES A COMMON STOCK AND 41,422,151 SHARES OF SERIES B COMMON STOCK OF COMPAÑÍA DE TELECOMUNICACIONES DE CHILE S.A., EQUIVALENT TO 100% OF THE SHARES ISSUED BY THAT COMPANY NOT OWNED BY THE BIDDER OR ITS CONTROLLER TELEFÓNICA INTERNACIONAL CHILE S.A., AT THE PRICE OF $CLP1,000 PESOS FOR EACH SHARE OF SERIES A AND $CLP900 PESOS FOR EACH SHARE OF SERIES B, THROUGH A PUBLIC TENDER OFFER OF SHARES, UNDER THE TERMS AND CONDITIONS SET FORTH IN THIS PROSPECTUS AND THE CORRESPONDING NOTICE, AVAILABLE TO STAKEHOLDERS AND OTHERS AS PROVIDED BY THE SECURITIES EXCHANGE LAW AND THE SUPERINTENDENCY OF SECURITIES AND INSURANCE. AS OF THIS DATE TELEFÓNICA INTERNACIONAL HOLDING LIMITADA, TOGETHER WITH ITS CONTROLLER TELEFÓNICA INTERNACIONAL CHILE S.A., HOLD 387,993,524 SERIES A, SHARES AND 41,739,487 SERIES B SHARES OF COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A.
This prospectus has been prepared by Santander Investment S.A. Corredores de Bolsa, hereinafter the “Administrator of the Offer”, together with Inversiones Telefónica Internacional Holding Limitada, in order to deliver background of a general nature about the offer as described therein, so that each of the shareholders of Compañía de Telecomunicaciones de Chile S.A., independently, may assess and decide on whether to participate in such offer. The financial information used in the preparation of this prospectus has not been independently verified by Inversiones Telefónica Internacional Holding Limitada nor by the Administrator of the tender offer, and such parties bear no responsibility for such information. The terms and conditions of the offer are contained in the Notice of Offer to Purchase for Cash of Compañía de Telecomunicaciones de Chile S.A. published in the daily newspapers El Mercurio of Santiago and La Tercera on September 16, 2008, and in this prospectus.
ADMINISTRATOR OF THE TENDER OFFER and FINANCIAL ADVISORS
In the event of any doubts concerning this prospectus or for further more information about the terms and conditions of the public tender offer, interested parties can contact Santander Investment S.A. Corredores de Bolsa by telephone at (56 2) 336 3400 or by post at the following address: Bandera 140, Floor 12, borough and city of Santiago.

SANTIAGO, SEPTEMBER 16, 2008

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INDEX

1.	SUMMARY OF THE OFFER		1

2.	IDENTIFICATION OF THE BIDDER		2

	2.1	Bidder	2
	2.2	Legal Antecedents of the Bidder	2
	2.3	Administration of the Bidder	4
	2.4	Stockholding in Other Companies	4
	2.5	Persons Related to the Bidder	4
	2.6	Business Associations of the Bidder	5

3.	IDENTIFICATION OF THE CONTROLLER OF THE BIDDER		5

	3.1	Controller of the Bidder	5
	3.2	Legal Antecedents of Bidder’s Controller	6
	3.3	The Manner in which Control is Exercised	7
	3.4	Entities Supervised by the SVS in which the Controller Has Interest	7
			7

4.	BIDDER’S ECONOMIC AND FINANCIAL BACKGROUND		7

	4.1	Main Activities and Business of the Bidder	7
	4.2	Financial Information for Telefónica S.A.	8
	4.3	Risk Rating	10
	4.4	Securities Quotation	10

5.	PREVIOUS RELATION BETWEEN THE TARGET COMPANY OF THE OFFER AND THE BIDDER		10

	5.1	Percentage of CTC Owned by Bidder	10
	5.2	Significant Existing Relationships with the Principal Shareholders of CTC	11
	5.3	Prior Contacts in Connection with the Tender Offer	11

i

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1.	Summary of the Offer

Inversiones Telefónica Internacional Holding Limitada (hereinafter also “Inversiones Telefónica” or the “Bidder”), offers irrevocably and in accordance with the provisions of Securities Market Law No. 18045, to buy the total shares issued by Compañía de Telecomunicaciones de Chile S.A., Tax ID Number 90.635.000-9, (hereinafter also “CTC” or the “Company”) which are not owned by the Offeror or its controller, Telefónica Internacional Chile S.A (hereinafter also “TICSA”), through a Public Tender Offer of Shares (PTO), under the terms and conditions of this prospectus (hereinafter the “Prospectus”) and the Notice of Offer to Purchase for Cash, published in the Santiago daily newspapers La Tercera and El Mercurio of Santiago on September 16, 2008 (“Notice of the Beginning”; collectively hereinafter the “Offer”). As of the date of the Notice of Beginning, the share capital of the Company was divided into a total of 873,995,447 shares of Series A and 83,161,638 shares of Series B.

The Offeror is a company indirectly controlled by Telefónica S.A., a Spanish stock corporation subject to the control of the National Commission of the Stock Market of Spain which, in turn, actually controls CTC through the company TICSA.

Through the acquisition of shares specified by the Bidder, Telefónica S.A. may consolidate its current control of CTC, in accordance with the provisions of Securities Market Law No. 18045, Article 97 (hereinafter the “Securities Market Law”), and indirectly control the subsidiaries of the same, including Telefónica Larga Distancia S.A., as recorded in the Register of Securities of the SVS at number 456.

Since the offer includes the total shares of CTC, with the exception of the shares owned by the Bidder or its controller, TICSA, prorate mechanisms are not considered.

The offer runs from 00:00 hours on September 17, 2008, until 00:00 hours on October 16, 2008.

The offer will be carried outside the stock exchange, using a computer system developed, maintained, and operated by the Santiago Stock Exchange, all in accordance with what is stated in paragraph 8 of this Prospectus.

It is expressly stated that Inversiones Telefónica will carry out, simultaneously in the United States of America, a process intended to acquire all the American Depositary Shares (hereinafter the “ADSs”) and the shares owned by the so-called U.S. Holders (as defined by the Securities and Exchange Act of 1934, Regulation 14d-1, of the United States of America). The purchase process will be conducted under the rules of the Securities and Exchange Act of 1934 in that country, through a process of tender offer (hereinafter the “American Offer”). Each ADS represents four Series A shares of CTC.

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A copy of the TO Schedule and other documents to be filed with the Securities and Exchange Commission that describe the American offer, duly translated, accompany this Prospectus.

2.	Identification of the Bidder

2.1	Bidder

The Offer is made by Inversiones Telefónica Internacional Holding Limitada, Tax ID. Number 77.363.730-K, domiciled at Avenida Vitacura 2736, Floor 2, borough of Las Condes, Santiago.

2.2	Legal Antecedents of the Bidder

The name of the Bidder is Inversiones Telefónica Internacional Holding Limitada.

This company was incorporated by public deed dated September 8, 1999, executed in the Santiago Notarial Office of María Gloria Acharán Toledo, under the name Telefónica Interactiva Chile Limitada. An excerpt of this deed was published in the Official Journal on October 2, 1999, and was recorded at page 23,622, line 18,756 of the Santiago Real Estate Registry for the year 1999.

The Bidder’s bylaws have undergone the following amendments:
1)	By public deed dated November 3, 1999, executed in the Santiago Notarial Office of María Gloria Acharán Toledo, an excerpt of which was recorded at page 29,696, line 23,711 of the Santiago Real Estate Registry for the year 1999 and published in the Official Journal on November 20, 1999, the name of the company was changed from Telefónica Interactiva Chile Limitada to TERRA Networks Chile Holding Limitada.

2)	By public deed dated December 28, 1999, executed in the Santiago Notarial Office of María Gloria Acharán Toledo, an excerpt of which was recorded at page 1,297, line 1,056 of the Santiago Real Estate Registry for the year 2000 and published in the Official Journal on January 20, 2000, Mr. Juan Francisco Gutiérrez Irarrázabal sold, assigned, and transferred all of his interest in the company, corresponding to 1% thereof, to Telefónica Servicios y Contenidos por la Red S.A., today Terra Networks España S.A.

3)	By public deed dated December 30, 1999, executed in the Santiago Notarial Office of María Gloria Acharán Toledo, an excerpt of which was recorded at page 2,721, line 2,069 of the Santiago Real Estate Registry for the year 2000 and published in the Official Journal on January 31, 2000, the share capital was increased from CLP$100,000 to the sum of CLP$39,092,491,150 pesos, an amount which is fully paid.

4)	By public deed dated September 13, 2000, executed in the Santiago Notarial Office of María Gloria Acharán Toledo, an excerpt of which was recorded at page

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25,568, line 20,184 of the Santiago Real Estate Registry for the year 2000 and published in the Official Journal on October 3, 2000, the share capital was increased from CLP$39,092,491,150 to the sum of CLP$45,926,491,150, an amount which is fully paid.
5)	By public deed dated July 29, 2001, executed in the Santiago Notarial Office of Eduardo Diez Morello, an excerpt of which was recorded at page 22,258, line 17,923 of the Santiago Real Estate Registry for the year 2001 and published in the Official Journal on August 25, 2001, the share capital was increased from CLP$45,926,491,150 pesos to the sum of CLP$58,810,524,294, an amount which is fully paid.

6)	By public deed dated April 8, 2003, executed in the Santiago Notarial Office of Eduardo Diez Morello, an excerpt of which was recorded at page 10,773, line 8,390 of the Santiago Real Estate Registry for the year 2003 and published in the Official Journal on May 5, 2003, the interests of the company Terra Networks S.A. were transferred to company Terra Networks Latam, and the administration of the company was changed and carried out from that date forward by Terra Networks Latam S.L.

7)	By public deed dated December 13, 2005, executed in the Santiago Notarial Office of Eduardo Diez Morello, an excerpt of which was recorded at page 47,188, line 33,621 of the Santiago Real Estate Registry for the year 2005 and published in the Official Journal on December 31, 2005, the bylaws of the company were amended in the following terms: a) Telefónica S.A., successor to Terra Networks Latam S.L., sold, assigned, and transferred all its interest, amounting to 99.9999982% of the total rights in Terra Networks Chile Holding Limitada to TICSA; and b) the administration,, representation, and use of the corporate name was modified, and from that date forward was carried out by TICSA.

8)	By public deed dated July 12, 2007, executed in the Santiago Notarial Office of Eduardo Diez Morello, an excerpt of which was recorded at page 35,681, line 25,553 of the Santiago Real Estate Registry for the year 2007 and published in the Official Journal on September 4, 2007, the merger by absorption of Terra Networks España S.A., sole trader company, and Telefónica de España S.A., sole trader company, was recorded, with extinction by dissolution without liquidation of the first one and transmission in bloc of all its assets to the second one, the latter of which acquired by universal succession all rights, interests, and obligations of Terra Networks España S.A., sole trader company, which included rights equivalent to 0.0000018% of the total corporate rights in the company Terra Networks Chile Holding Limitada.

9)	By public deed dated December 21, 2007, executed in the Santiago Notarial Office of Eduardo Diez Morello, an excerpt of which was recorded at page 1,823, line 1,200 of the Santiago Real State Registry for the year 2008 and published in the Official Journal on January 24, 2008, the share capital was reduced from CLP$58,810,524,294 to CLP$56,612,964,294 pesos.

10)	By public deed dated September 8, 2008, executed in the Santiago Notarial Office of Raúl Iván Perry Pefaur, an excerpt of which was recorded at page 42,194, line 28,993 of the Santiago Real State Registry for the year 2008 and

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published in the Official Journal on September 10, 2008, the doing-business-as name of company changed to the current one.
Its domicile is Avenida Vitacura 2736, Floor 2, borough of Las Condes, Santiago.

The corporate purpose of Inversiones Telefónica is: a) to invest, acquire, and dispose of all classes of assets, movable or immovable, tangible or intangible, including shares, interests, debentures, bonds, bills of trade, including all kinds of negotiable and investment instruments, and also the development of all kinds of business concerning real property or forestry activities by buying, selling, leasing, transferring, or holding in any form agricultural or urban property; b) to take part in any and all types of corporations or business associations; c) to provide technical consulting, and, in general, any kind of professional advice regarding computers, data transfer, and the Internet, and the development and implementation of all types of computer systems, particularly those linked to the Internet, and to provide training facilities, seminars, and training courses in those subjects; and d) to agree to and execute all types of acts, contracts, or other agreements of the partners.

2.3	Administration of the Bidder

The administration of the Bidder is exercised by TICSA, which carries out such representation via its duly authorized representatives.
The agents appointed by the administrator to represent Inversiones Telefónica are:

FORM OF
NAME	Tax ID Number	POSITION	EXECUTION

Jorge Martina Aste	6.989.769-K	Agent	2 together
Luis Muñoz Vallejos	8.710.554-7	Agent	2 together
Waldo Maldonado Catalán	7.040.633-0	Agent	2 together
Claudio Contreras Villalón	8.772.797-1	Agent	2 together
For purposes of this Offer each of the foregoing is domiciled at Avenida Vitacura 2736, Floor 2, borough of Las Condes, Santiago.

2.4	Stockholding in Other Companies

As of September 16, 2008, the Bidder owns 99.99% of the shares issued by Terra Chile S.A.

2.5	Persons Related to the Bidder

In accordance with the provisions of the Securities Market Law, Article 100, those associated with the Bidder are as follows:
(i)	Holding Companies: Telefónica S.A. (Spain), Telefónica Internacional S.A. (Spain), Telefónica Internacional Holding BV (Netherlands), Telefónica Chile Holding BV (Netherlands), and Telefónica Internacional Chile S.A.

(ii)	Subsidiaries: Terra Networks Chile S.A.

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(iii)	Related Companies (in Spanish “Coligadas y Coligantes”): none.

(iv)	Administrators and managers and their spouses or relatives, up to the second degree of affinity or consanguinity, and the business group’s entities to which it belongs as specified in the Section 2.6, below.
2.6	Business Associations of the Bidder

In accordance with the Securities Market Law, Article 96, the entities of the Bidder’s business association are as follows:
(i)	Companies identified in Section 2.5(i), above;

(ii)	The members of the controller of the Bidder, identified in Section 3, below; and

(iii)	The following companies:

Inversiones Telefónica Uno S.A.
Inversiones Telefónica Dos S.A.
Terra Chile S.A. (Chile)
Telefónica Chile S.A. (Chile)
TGestiona Chile S.A. (Chile)
Telefónica Larga Distancia Chile S.A. (Chile)
Telefónica Asistencia Seguridad (Chile)
Telefónica Empresas Chile S.A. (Chile)
Telefónica Internet Empresas S.A. (Chile)
Instituto Telefónica Chile S.A. (Chile)
Telepeaje S.A. (Chile)
Telefónica Multimedia Chile S.A. (Chile)
Atento Chile S.A. (Chile)
TmAS (Chile)
Inversiones TM Holding Limitada (2) (Chile)
Inversiones TM Holding II Limitada (2) (Chile)
Pleyade Chile (Chile)
TEM Inversiones Chile Limitada (Chile)
T Móviles Chile Inversiones S.A. (Chile)
T. Móviles Chile Larga Distancia (Chile)
Telefónica Móviles Chile S.A. (Chile)
Buenaventura (Chile)
Internet I S.A.
T. Móviles Chile Distribución S.A. (Chile)
3.	Identification of the Controller of the Bidder
3.1	Controller of the Bidder

The controllers of the Bidder are the companies TICSA, an entity formed and doing business under the laws of Chile, owner of 99.9999982% of the corporate interests, which in turn is controlled by Telefónica Chile Holding BV, with 99.99% participation in, an existing entity formed under the laws of the Netherlands. For its part, the latter company is controlled by Telefónica International Holding BV, an existing entity

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formed under the laws of the Netherlands, with 100% participation, the latter of which is controlled by 100% owner Telefónica Internacional S.A. Unipersonal Company (Spain), an entity formed and doing business under the laws of Spain, owner of 100% of the shareholder participation.

The ultimate controller of the Bidder is Telefónica S.A. (Spain), an entity formed and doing business under the laws of Spain, the identification of which is CIF is A-28/015865, domiciled at Gran Vía 28, 28013 Madrid, Spain, which owns 100% of Telefónica Internacional S.A.

The ownership of Telefónica S.A. is widely dispersed, and therefore it is not possible to identify any controller of that entity. As of even date herewith, the following shareholders own 5% or more of the shares of Telefónica S.A.

	Total		Direct Participation		Indirect Participation
	Percentage	Shares	Percentage	Shares	Percentage	Shares
BBVA (*)	6.258%	298,717,001	6.258%	298,699,855	0.000%	17,146
La Caixa (**)	5.483%	261,746,565	0.002	10,233	5.481%	261,644,332

*	According to information provided by Banco Bilbao Vizcaya Argentaria S.A. (BBVA) in the Annual Corporate Governance Report of Telefónica S.A. for the year 2007.

**	According to information provided by the Government Social Security Fund of Barcelona, “La Caixa”, in the Annual Report on Corporate Governance of Telefónica S.A. for the year 2007.
In addition to these significant shareholdings, the financial institution Chase Manhattan Nominees Ltd., by notice addressed to the National Stock Market Commission served on September 7, 2005, participated in the share capital of Telefónica S.A. with 9.904% thereof, as a depository institution, and such participation is held on behalf of its clients.

According to information obtained from the “Management Company for Registration Systems, Securities Clearing, and Settlement” (Iberclear), dated April 1, 2008, the number of shareholders of Telefónica SA, according to individual records of both individuals and legal entities, amounted to approximately 1,488,220 shareholders.

3.2	Legal Antecedents of Bidder’s Controller

Telefónica S.A. was founded with an indefinite term by public deed executed in the Public Notarial Office of the Ilustre Colegio de Madrid by D. Alejandro Roselló Pastor dated April 19, 1924, such act having been recorded in the Commercial Registry of the province of Madrid on July 5 of the same year.

According to its bylaws, the corporate purpose is the following:

The provision and operation of all public utilities or private telecommunications, and for this purpose, the design, installation, maintenance, renovation, improvement, acquisition, disposition, interconnection, management, administration, or any other activity not included in the foregoing list, regarding all kind of networks, lines,

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satellites, equipment, systems, and technical infrastructure, present or future, of telecommunications, including the buildings were they are located.

The provision and operation of all kind of auxiliary services, complementary to or derived from telecommunications.

The research, development, promotion and implementation of all types of principals, components, equipment, and systems used directly or indirectly for telecommunications.

Manufacture and production, and, in general, other forms of industrial activity relating to telecommunications.

The acquisition, disposition, and, in general, other forms of commercial activity relating to telecommunications.

All activities that are inherent to purposes described in the preceding paragraphs may be developed both in Spain and abroad and may be carried out in whole or in part by the Company, either through ownership of shares or participation in the companies or other legal entities with identical or similar purposes.

3.3	The Manner in which Control is Exercised

Telefónica S.A. owns, indirectly, 100% of the corporate interests of the Bidder, such that it exerts control through said ownership and the appointment of the Bidder’s administrator.

3.4	Entities Supervised by the SVS in which the Controller Has Interest.

Telefónica S.A. participates indirectly, through its subsidiary Telefónica Internacional S.A. Unipersonal Company, in the ownership of Compañía de Telecomunicaciones de Chile S.A., holding 44.39% of the Series A shares and 50.19% of the Series B shares in and, through the latter, in the ownership of Telefónica Larga Distancia S.A., of which CTC owns 99.88%.

In addition to this, Telefónica S.A. participates indirectly, through its subsidiaries TEM Inversiones Chile Limitada, Inversiones Telefónica Móviles Holding Limitada, and Telefónica Móviles Chile Inversiones S.A., in the ownership of Telefónica Móviles de Chile S.A., Telefónica Móviles Chile S.A., and Telefónica Móviles Chile Larga Distancia S.A., all of the foregoing of which it owns 100%.

4.	Bidder’s Economic and Financial Background

4.1	Main Activities and Business of the Bidder

Telefónica S.A. is one of the integrated telecom operators and a worldwide leader in providing solutions for communication, information, and entertainment, with presence in Europe, Latin America, and Africa.

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The company has one of the highest international profiles in the industry due in part by its generation of more than 62% of its business outside its home market, and it is established as the leading operator in the market for Spanish and Portuguese populations.

In Spain, the group has more than 80 years of experience since its founding in 1924, serving more than 47 million customers as of June 2008. In Latin America, the company provided services to more than 147.9 million customers as of June 30, 2008, positioning itself as a leading operator in Brazil, Argentina, Chile, and Peru, and with significant operations in Colombia, Ecuador, El Salvador, Guatemala, Mexico, Morocco, Nicaragua, Panama, Puerto Rico, Uruguay, and Venezuela. In Europe, in addition to Spain, the company has presence in the United Kingdom, Ireland, Germany, the Czech Republic, and Slovakia.

The group occupies the fourth position in the telecommunications sector, globally, when ranked by market capitalization, as the first integrated European operator and the third in the EuroStoxx 50 ranking, which brings together the largest companies in the euro zone (September 9, 2008). The group is listed on major stock exchanges in Spain and abroad and has approximately more than 1.5 million shareholders according to individual records for both individuals and legal entities.

With presence in 24 countries, revenues from Telefónica represent on average 1.2% of the Gross Domestic Product of the economies of the countries in which it operates. More than 62% of its revenues (over $28,000,000,000 Euros in the first half of 2008) came from outside of Spain.

Telefónica S.A. employs on average more than 249,000 people and had more than 245 million customer visits by June 2008, divided into the following business areas: 182.7 million mobile accesses; 43.4 million land line telephones; 13.9 million data and Internet accesses, and 2.0 million pay-TV accesses. In 2007, the operator invested $4,384,000,000 million in R & D & I.

4.2	Financial Information for Telefónica S.A.

Financial Information of Telefónica S.A. (Consolidated Financial Statements)

Balance	2007	2006

Current Assets	18,478	17,713
Fixed Assets	87,395	91,269
Total Assets	105,873	108,982

Current liabilities	24,974	26,336
Non-current liabilities	58,044	62,645
Equity	22,855	20,001
Total Liability and Equity	105,873	108,982

Profit & Loss Statement	2007	2006

Net Sales and Services	56,441	52,901
Operating Results before Amortization (OIBDA)	22,824	19,126

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Profit & Loss Statement	2007	2006

Operating Results	13,388	9,422
Profit or Loss Attributable to the Shareholders of the Controlling Company	8,906	6,233

Rates	2007	2006

Current Liquidity (1)	0.74	0.67
Current Liabilities / Total Liabilities Ratio (2)	0.30	0.30
Non-current Liabilities / Total Liabilities Ratio (3)	0.70	0.70
Coverage of Financial Charges (4)	8.01	6.84
Equity Profitability (5)	42.56%	36.39%

(1)	Current assets/current liabilities

(2)	Current liabilities/(current liabilities + non current liabilities)

(3)	Non-current liabilities/ (current liabilities + non current liabilities)

(4)	OIBDA/Net financial expenses.

(5)	Profit and Loss (equity average for the last two years)
Bidder’s Financial Information. Inversiones Telefónica Internacional Holding Limitada and subsidiaries. Consolidated Financial Statements expressed in thousands of Chilean Pesos.

Balance	2007	2006

Current Assets	10,444,587	11,481,233
Fixed Assets	9,580,634	9,831,496
Total Assets	20,025,221	21,312,729

Current liabilities	8,700,012	6,791,608
Non-current Liabilities	722,644	624,394
Equity	10,602,565	13,896,727
Total Liability and Equity	20,025,221	21,312,729

Profit & Loss Statement	2007	2006

Net Sales and Services	17,762,629	22,473,639
Operating Results before Amortization (OIBDA)	2,601,543	2,765,492
Operating Results	1,316,973	1,420,321
Net Income for the Year	-1,096,603	-1,061,309
Profit or Loss Attributable to the Shareholders of the Controlling Company	-1,096,603	-1,061,309

Rates	2007	2006

Current Liquidity (1)	1.20	1.69
Current Liabilities / Total Liabilities Ratio (2)	0.92	0.92
Non-current Liabilities / Total Liabilities Ratio (3)	0.08	0.08
Coverage of Financial Charges (4)	-8.56	-19.94
Equity Profitability (5)	-8.95%	7.71%

(1)	Current assets/current liabilities

(2)	Current liabilities/(current liabilities + non current liabilities)

(3)	Non-current liabilities/ (current liabilities + non current liabilities)

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(4)	OIBDA/Net financial expenses

(5)	Profit and Loss (equity average for the last two years)
4.3	Risk Rating

Credit Rating of Telefónica, S.A.

	Long	Short
	Term	Term	Perspectives	Date of Last Audit

Moody’s (1)	Baa1	P-2	Stable	22/12/2005; 03/05/2007 (Perspective)
S&P (2)	BBB+	A-2	Positive	11/01/2006 (L.P.) y 31/10/2005 (C.P.) 12/11/2007 (Perspective)
Fitch/IBCA (3)	BBB+	F-2	Positive	11/04/2006(L.P.) 29/02/2008 (Perspective)

Description of the Rating

(1)	Investment Grade. The bonds and preferred emissions with this rating are considered emissions of medium credit quality, subject to moderate credit risk and may have certain speculative characteristics.

(2)	Investment Grade. High credit quality and low credit risk. The ability of the issuer to meet the payment of principal and interest is considered adequate, although it is more exposed to changes in the economic environment and operations than higher qualifications.

(3)	Grade investment. High credit quality and low credit risk. The ability to meet the payment of obligations is considered sound, although it is more exposed to changes in the economic environment and operations than higher qualifications
4.4	Securities Quotation

Telefónica, S.A. quotes its shares on the Stock Exchanges of Madrid, New York, Sao Paulo, Lima, Buenos Aires, London, and Tokyo.

5.	Previous Relation between the Target Company of the Offer and the Bidder

5.1	Percentage of CTC Owned by Bidder

The Bidder does not own shares of CTC. Notwithstanding the foregoing, Telefónica S.A. has indirectly, through TICSA, the corporate controller of Bidder, 44.89% of shares in the company.

In 1987, Corfo privatized and reduced its shareholding by selling approximately 30% of its shares in CTC. In January 1988, Bond Chile acquired 151 million Series A shares of CTC.

After a capital increase in April 1988 and the purchase of additional shares of Series A and Series B of CTC, Bond Chile came to have approximately 50% of the shares of CTC.

In April 1990, TICSA, a subsidiary of Telefónica S.A., indirectly acquired shares of Bond Chile and, consequently, the entire shareholding of Bond CTC in Chile. Thereafter Bond Chile changed its name to Telefónica Internacional Chile S.A.

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The international offer of ADSs meant a reduction in the participation of Telefónica Internacional Chile S.A. in CTC to 44.45%. Since the acquisition of an additional 1.3% in July 2004, the participation of TICSA in CTC has been approximately 44.9%.

Under such participation, Telefónica, S.A. has chosen five of the seven board members/holders of CTC.

5.2	Significant Existing Relationships with the Principal Shareholders of CTC

The Bidder is a subsidiary of Telefónica, S.A. TICSA is, in turn, the company controlled by Bidder.

5.3	Prior Contacts in Connection with the Tender Offer.

Once the Bidder issued the press release on September 11, 2008, announcing its intention to launch the offer, representatives of the Bidder have communicated, or intent to communicate, by telephone, with the principal representatives of the Administrators of Pension Funds (AFPs) of Chile and the holders of ADSs (shareholders of the Company), in deference to the mayor shareholders of CTC, for the purpose of advising them about the press release mentioned above without this would entail delivery of any additional information with respect to the contents of the press release.
6. Purpose of the Offer and Business Plans
6.1 General Purposes of the Offer
The purposes of the Offer are to increase the participation of Telefónica S.A. in CTC, consolidating its control; consistent with the objective of having a majority share control in its operations in Latin America as well as to terminate the ADSs program in the United States of America, depending on the degree of acceptance of the Offer, in order to reduce the associated costs of the fulfilment of reporting requirements of corporations registered in the United States of America.
6.2 Business Plan
Notwithstanding that the controller of the Bidder, Telefónica, S.A., indirectly controls CTC, and that there is no variation in the business plans projected for that Company, in general terms the Bidder’s projects related to CTC and its subsidiaries for the next 12 months are the following:

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i.	No merger, reorganization, or liquidation plans exist, that would involve the Company for the purpose of taking control of it or its affiliates that pose a significant impact on the Company;

ii.	No plans exist to introduce any material change in the Company, which might imply, among other things, limitations in its management, in the development of its business, and in the rights of its shareholders;

iii.	No plans to wrap up the Company exist, and, consequently, no plans exist to cancel its registration in the stock exchange and in the Registry of Securities of the SVS; and

iv.	No plans exist to sell or transfer any relevant part of the assets of the Company or those of any of its affiliates, both in terms of what is on their assets as on the relative participation in generating revenue. We understand for relevant part that sale representing more than 5% of the assets of CTC or the relative participation of revenues.
7. Characteristics of the Offer
7.1 Amount of the Transaction
In the event that 100% of the shares of the Company that are not held by the Bidder or its controller, TICSA, are acquired, the total amount of the transaction shall correspond to 523,281,858,900 pesos, corresponding to 1000 Chilean pesos for each Series A share and 900 pesos for each Series B share.
7.2 Shares Related to the Offer
This Offer is made for the complete shares of both series into which the capital of CTC is divided and in which neither the Bidder its controller, TICSA, have interest.
Notwithstanding with the foregoing, and simultaneous to this Offer, the Bidder is making an offer in the United States of America for the totality of the ADSs representatives of CTC’s Series A shares that are traded on the New York Stock Exchange (NYSE Euronext) and the stock issued by the Company in which neither the Bidder nor its controller, TICSA, have interest, pursuant to the laws applicable to this kind of offer in the United States of America.
7.3 Prorate Mechanism
There is no prorate mechanism considered due to the fact that the Offer covers the total shares of CTC, which are not held by the Bidder nor its controller, TICSA.

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7.4 Term of the Offer
This offer is extended for a term of 30 days commencing at 00:00 a.m. on September 17, 2008, and ending at midnight on October 16, 2008.
If the Bidder deems it convenient, the aforementioned could be extended in accordance with the law. In such event, any relevant extension shall be communicated to interested persons via announcement published no later than the expiration date of the original term in the El Mercurio and La Tercera newspapers, hereinafter the “Term Period”.
7.5 Advertisement of the Result of the Offer
The Bidder shall announce the results of the Offer through an advertisement published in the El Mercurio and La Tercera newspapers on the third day counted from the expiration of the Offer’s term or its extension, as applicable, in accordance with the Securities Exchange Law and the instructions of the SVS (hereinafter “the Result Advertisement”).
In the event that the Offer is successful, the Result Advertisement shall state the total number of shares that will be acquired by the Bidder.
With the publication of the Result Advertisement declaring the Offer successful, the purchase will be deemed accepted, as well as all sale orders that the shareholder/sellers may have transacted that comply with the purchase conditions set forth in Section 7.7 of this Prospectus.
In the event that the Offer expires due to a breach of the terms and conditions and the Bidder revokes the Offer under the terms of Section 10 of this Prospectus, the Bidder shall publish a Result Advertisement declaring the failure of the Offer. In that case, the Bidder shall not be obliged to perform the purchase or the payment of any of the shares offered for sale.
7.6 Recipients of the Offer
This offer is addressed to all the shareholders of CTC during the valid term of the Offer or its extension, with the exception of the Bidder or its controller TICSA.
7.7 System Utilized for the Realization of the Transaction
The operation shall be carried outside the stock market, through a computational system developed, maintained, and operated by the Santiago Stock Exchange, available in its negotiable terminals from Monday to Friday, from 9:00 a.m. to 5:30

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p.m., excluding the expiration date, upon which the operation of the system for that day will be available until midnight.

The persons that are willing to sell shares to the Bidder as a consequence of the Offer and its Initial Advertisement shall present their acceptance during the valid term of the Offer or its extension, in the form indicated in Section 8 below.

The other documents required by the shareholders shall be sent to the Securities Department of CTC, located at Av. Providencia 111, borough of Providencia, city of Santiago, Chile, in order to register the transfers and register the shares accepted in this Offer in the name of the Offer Administrator or the respective broker that participates therein. If a share transfer is undertaken by the Securities Department of CTC in accordance with the law and objections were not amended during the valid term of the Offer or its extension, the acceptance thereof will be automatically cancelled and considered for all purposes null and the Offer Administrator or the office of the participating broker shall restore to the relevant shareholder all certificates and other records that have been provided, which will be immediately available by the Securities Department of CTC due to the rejection of that transfer.

The acquisition of the offered shares by the Bidder will be realized, in the event that the Offer is declared successful, as of the publication date of the Result Advertisement. In accordance with Stock Exchange Law, Article 212, the acceptance date and the formalization of each share transfer shall be published in the Result Advertisement.

In the event that the shares are not acquired by the Bidder for noncompliance with the terms and conditions of this Offer, the respective shareholders will have no right to any kind of indemnification, payment, or refund, and as a consequence the Bidder shall be under no obligations and shall have no responsibility with respect thereto, including its agent, advisors, or representatives.

The offered shares that correspond to the acceptance of the Offer shall be registered in the name of the seller/shareholder, duly paid, free of encumbrances, prohibitions, seizures, litigation, precautionary measures, conditions precedent, or resolutory conditions, preferential rights in favor of third parties, in rem rights or personal rights in favor of third parties in opposition to the Bidder and, in general, to any other circumstance that may prevent or limit their free assignment, transfer, or dominion (the “Liens”).

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     8. Price and Payment Conditions
     8.1 Share Price
The price per share offered is $CLP 1000 pesos for each Series A share and $CLP 900 pesos for each Series B share. The price shall be paid in pesos, the national currency, and shall not accrue interest, nor readjustments.

It is established that the American Offer is made for the price of $CLP 4000 pesos for each ADS that represents four Series A shares of CTC and which results in the same price per Series A share in pesos relevant to this Offer. In the case of the American Offer, the price shall be paid in dollars of the United States of America, in the United States of America, in accordance with the observed dollar value effective on the expiration date of the American Offer. For these purposes, it is understood that the observed dollar value is that determined by the Central Bank of Chile as indicated in Chapter I(6) of the Compendium of International Exchange Regulations of the Central Bank of Chile.
     8.2 Price for Control
The offered price represents a price 32.8% above the market price for each Series A share and 35.9% above the market price for each Series B share. “Market Price” is understood as that price defined in the Securities Market Law as referenced for public offers and acquisitions of shares. Such price is 758.2 pesos for each Series A share and 662.3 pesos for each Series B share. The market price corresponds to the average of the stock market transactions made between June 10, 2008, and September 4, 2008.

Notwithstanding the foregoing, and due to the actual participation of the Controller of the Bidder and its controller TICSA, there is no control price.
     8.3 Payment Method
The price for the offered and to be acquired shares shall be paid in pesos, the national currency, by non-endorsable bank note or nominative check or, in the event that that it is required by the shareholder, by electronic transfer of funds to the account indicated in the Offer acceptance.
     8.4 Term and Place of Payment.
The price for the offered shares acquired shall be paid in the date of the publication of the Result Advisement, if this were a business day in Chile or the next business day available. The payment shall be paid as following:
(i)	With respect to the shareholders who sold their shares in virtue of the acceptance given to the Offer Administrator, the payment shall be made by electronic transfer of funds to the account indicated by each shareholder in his or her acceptance, or, in the event that the shareholder has not given any account number, through a non-endorsable bank note or nominative check

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issued in the name of the shareholder, which shall be at his or her disposal and can be withdrawn at the office of the Offer Administrator located at Street Bandera 140, Floor 12, borough and city of Santiago, from Monday to Friday, 9:00 a.m. to 2:00 p.m., excluding holidays; and

(ii)	With respect to the shareholders that sold their shares in virtue of sell orders given to brokers other than the Offer Administrator, the price shall be paid directly by the Offer Administrator, by electronic transfer of funds to the bank account given by the brokers in the acceptance, or, in the case that the shareholder has not provided any account number, through a non-endorsable bank note or nominative check issued in the name of the shareholder, which will be at his or her disposal and can be withdrawn at the office of the Offer Administrator located at Street Bandera 140, Floor 12, borough and city of Santiago, from Monday to Friday, 9:00 a.m. to 2:00 p.m., excluding holidays.
The Offer Administrator shall agree with the other participating brokers to the amount of the commission to be paid by the Bidder for the orders obtained by those brokers corresponding to non-institutional investors, which will be made public when available in accordance with the applicable broker regulations.
     9. Procedure to Accept the Offer
     9.1 State of the Offered Shares
The accepted shares shall be registered in the name of the acceptor in the Shareholders Registry of CTC, duly paid and free of encumbrances.
     9.2 Formalities for the Acceptance of the Offer and Necessary Documents
Those shareholders accepting the Offer shall indicate the same only during the valid term or its relevant extension, via a written sale order, subject to the terms and conditions of the Offer, which such shareholder must sign before a representative of the Offer Administrator or a participating broker, or via a duly authorized signature executed before a public notary, and, in both cases, with the fingerprints of the signatories.

The sale order or acceptance shall be delivered to the Offer Administrator at Street Banderas 140, Floor 12, borough and city of Santiago, or to another broker of the Stock Exchange of Santiago.

The acceptance shall be delivered from Monday to Friday, 9:00 a.m. to 5:30 p.m., with the exception of the applicable expiration date of the Offer or its respective extension, on which the acceptance shall be received until 12:00 a.m.

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The shareholder delivering his or her acceptance of the Offer shall simultaneously execute a transfer for the totality of the shares subject of the Offer that he or she is willing to sell, which shall fulfil all current regulations, in favor of the Offer Administrator or in favor of the facilitating broker, as applicable, and further execute a custody contract with the Offer Administrator or the corresponding broker who shall perform the necessary formalities to take possession of the relevant shares, and, in the case of a broker other than the Offer Administrator, such delivery must be made in the terms of this Offer.

Likewise, those shareholders or the broker to whom such shareholder turns shall deliver to the Offer Administrator the following documents:
(i)	The titles of the original shares for the shares sold in their possession, or a certificate that for this purpose shall be issued by the Securities Department of CTC, accrediting that the title or titles are deposited with the Company located at Avenida Providence 111, borough of Providencia, city of Santiago, Chile;

(ii)	A certificate issued by the Securities Department of CTC, accrediting that in their records the shares are not affected by any encumbrance;

(iii)	Copy, of both sides, of the identity card of the shareholder or its representative, or the legal representative if the shareholder is a company, which original shall be provided at the moment of executing the acceptance. The copy must be certified as faithful by a public notary or checked by the corresponding participating broker;

(iv)	Original or authorized copy of the valid power of attorney with which the representatives act on behalf of the shareholders, which shall contain sufficient representative powers to sell the shares under the conditions established in this Prospectus, granted or authorized by a public notary;

(v)	Authorized copy of the totality of legal antecedents of the shareholders that are companies, including the totality of incorporating documents, any modifications thereto, and existing authorizations and other pertinent resolutions, as well as an authorized copy of the totality of documents that accredit the legal capacity of its representatives.

(vi)	Authorized copy of the totality of the legal antecedents of the shareholders whose shares were registered in the name of communities or heirs, including the totality of declarative documents related thereto, any modifications, and all resolutions and pertinent certificates, including an authorized copy of all the documents that accredit the legal capacity of its representatives.
Additionally, the acceptance shall include a client form and a custody contract with the respective broker, in accordance with the relevant regulations.

Participating brokers other than the Offer Administrator shall take into custody the relevant shares and, as the case may be, shall formulate one or more acceptances

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to the Offer Administrator, in the terms indicated in this section, which shall be delivered jointly with the other documents identified herein.

The administrators of pension funds and mutual funds, for the funds administered by them, as well as the other institutional investors who are required to maintain their investments in their name until the sale of the same, who decide to participate in the Offer hereunder, shall be governed by the procedures and mechanisms provided in the applicable regulations and shall deliver the acceptance of this Offer to the Offer Administrator’s office, during the valid term of this Offer or its extension, it not being necessary to deliver a share transfer nor the delivery of titles mentioned in number (i) above. In any event, such documents shall be delivered jointly to the Offer Administrator with the payment of the corresponding institutional investor of the price for the shares sold in this process.
     9.3 Devolution of Values
In the event that the Offer fails, whether by reason of the conditions pertinent thereto or for any other, the shares accepted as sold and part of the Offer, as well as all other documents required for acceptance shall be made immediately available to them, and in any event, as of 9:00 a.m. on the day of publication of the Result Advertisement is publicized, or the next banking day, without generating any right to an indemnification, payment or reimbursement for the shareholders that have accepted the Offer, nor shall the same imply an obligation or responsibility of the Bidder, its agents, advisors, or representatives.
     10. Revocation or Expiration of the Offer
Pursuant to Securities Exchange Law, Article 210, the Bidder is subject to the fulfillment of the following objective conditions, such that in the case that the entire fulfillment of these conditions are not verified during the valid term of the Offer or its extension and prior to its expiration, the Bidder shall have revoked this Offer at its own election and thereby expire. In the event that the Offer is thus rescinded, the Bidder shall not be obliged to accept the purchase of or to make payment for the shares that have been offered for sale, such Offer being terminated and revoked without any obligation nor responsibility of the Bidder, its agents, advisors, or representatives:

(a)	That (1) CTC’s shareholders, gathered in a extraordinary general shareholder meeting, with 75% of those shares with voting rights, take the following agreements: to eliminate the concentration limitation of stock that by the date of publication of the announcement denied to one shareholder entitlement to or other methods of control of more than 45% of the shares into which the capital of CTC is divided and to eliminate Articles 1 bis, 5 bis, 17 bis, 24 bis, 28, 32 bis, 33 bis, 40 bis, 45 bis, 47 bis, and 51 bis and any other regulations of the corporate bylaws related to Decree Law 3500 as well as all references to that Decree Law that are contained in the bylaws of the Company, and (2) that by the date of publication of the Notice of Results is duly authenticated the amendment to the bylaws of CTC referred on number (1) of this point a).

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(b)	Upon the expiration of this Offer or its extension, acceptance shall have been received for a total amount of Series A and B shares, adding those of Bidder or its controller, TICSA, and the those represented by ADSs that have been offered for sale in the American Offer, representing at least 75% percent of the total of both series of shares subscribed and paid shares with voting rights of CTC existing as of the publication date of the Initial Advertisement.
(c)	That during the Term Period or the relevant term period of the American Offer, as the case may be, there shall not exist a risk or pending threat related to: (1) any action, law, norm, regulation, legislation, interpretation, judicial or administrative resolution, order, or precautionary measure presented, decreed, executed, promulgated, modified, issued, or estimated to be applicable to the Offer or the American Offer, by any legislation, court, government body, authority, or entity, administrative, controller, regulatory or otherwise by any other person, whether national or foreign, or (2) any action or procedure from any person, before any governmental authority, local or foreign, that has any of the following characteristics: (a) that represent or may represent an obstacle to the acquisition of the shares that have been offered for sale in the terms of this Offer or the American Offer and that at the expiration date thereof such obstacle is valid or constitutes an objection that may make illegal, prevent, delay, or increase the cost of the Offer or the American Offer or request damages, whether directly or indirectly related with to amount of the Offer or the American Offer, that may be substantial in relation to the amount of the Offer or the American Offer; (b) that, without the consent of the Bidder or persons related thereto, purport to prohibit or limit in any way the free dominion or transaction of any or all of the substantial parts of the business or assets of CTC, of its subsidiaries or any of the subsidiaries of the Bidder in Chile, or (c) that, without the consent of the Bidder or persons related thereto, seeks to impose limitations on the power to acquire, maintain, or precisely perform its right of dominion over the shares and/or ADS’s that are acquired in the Offer, including, without limitation, the right to vote.
(d)	That during the Term Period of the Offer or that of the American Offer, as the case may be, the following conditions have not occurred: (1) any general suspension of the transaction or any other limitation in the value price for more than one day of operation in the any Stock Exchange in Chile, Spain or the United States of America or any market over-the-counter in those countries (excluding a coordinated suspension of the exchange quotation as a result of a specific reduction of the market index); (2) any reduction in the IPSA (Selected Price Index and in Spanish “Índice de Precios Selectivos”) for over 25%, considered during the entire Term of the Offer or during the American Offer (3) a moratorium bank declaration or any payment cessation in relation to the Central Banks of Chile, Spain or the United States of America, (4) act of good, including but not limited to the initiation or expansion of a war or significant hostilities or any other national or international calamity that directly or indirectly involves Chile, Spain or the United States of America; or (5) any comment made by the Securities Exchange Commission or the SVS over the prospectus and other documentation recorded on the United States of America, or in Chile that produce an adverse material effect or prevent the development of the PTO
(e)	That during the Term Period or that of the American Offer, as the case may be, no change, event, or circumstance has occurred that may produce or may be reasonably expected to produce a material and adverse effect to the legal, regulatory, financial, and economic condition of the business, goods, assets,

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liabilities, results, and operations of CTC and its subsidiaries, taken as a whole, being understood in this case as “material and adverse effect” the negative consequences that involves a net amount (not considering any increase in the accounts of assets or patrimony of CTC and subsidiaries derived from the same change, event, or circumstance before mentioned) higher than USD$ 100,000,000.
(f)	Any action, law, norm, regulation, legislation, interpretation, judicial or administrative resolution, order, or precautionary measure presented, decreed, executed, promulgated, modified, issued, or estimated by any legislation, court, government body, authority, or entity, administrative, controller, regulatory or otherwise by any other person, whether national or foreign, that end, cancel or modify the terms and conditions of license, authorizations or concessions which may have CTC, or impose additional investment obligations or provision of additional services.

For the most comprehensive information in relation to these conditions, the Bidder suggest that all interested parties, if they deem it necessary, consult with their financial and legal advisers in relation thereto.

The above mentioned conditions are established for the exclusive benefit of the Bidder, such that it can waive the same, in whole or in part, at any time, in its sole discretion, with the exception of the condition mentioned in letter a) (1) of this section.

The revocation of the Offer, if it occurs, shall be communicated to the shareholders before the expiration date of the Offer term, through a prominent advertisement, published in the same newspapers of publication of the Initial Advertisement. In the event that any of the conditions mentioned above are verified as of the last day of the Offer term, the advertisement shall be published on the following day.

In the event that the Offer is revoked under the terms of this Prospectus, the offered shares shall be returned, in the manner provided in Section 9.3, without generating any right to indemnification, payment, or reimbursement for the shareholders that have accepted the Offer, nor shall the same imply any obligation or responsibility on the part of the Bidder, its agents, advisers, or representatives.

The expiration of the Offer shall be communicated to the shareholders by the publication of the Result Advertisement.
     11. Right to Retract
The shareholders that have accepted the Offer may retract such acceptance, totally or partially, prior to the expiration of the valid term thereof or its extension, as applicable, via written notice delivered by the shareholder or the participating broker to the office of the Offer Administrator, where the acceptance shall be returned to the shareholder or the participating broker, as the case may be, including all documents attached thereto. Likewise, in accordance with Securities Exchange Law, Article 212,

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the shareholders that have accepted the Offer shall retract such acceptance, in the event that Bidder has not published the Result Advertisement within 3 days of the period referred to in such Act. Finally, in the event that any shareholder rescinds the acceptance in the manner indicated in this section, the respective shares shall be returned as soon as such shareholder provides written notice of the retraction.
     12. Offer Financing
This Offer is financed with the Bidder’s resources. The validity of this Offer is not subject to the procurement of any financing.
     13. Guarantee
This Offer does not contemplate a guarantee in the terms of Article 204 of the Securities Exchange Law.
     14. Offer Administrator
The Bidder shall act, for the purposes of this Offer, through Santander Investment S.A. Corredores de Bolsa, Tax ID No. 96.683.200-2, domiciled at Street Bandera 140, Floor 12, borough and city of Santiago.

For these purposes, the Bidder has granted to the Offer Administrator the power to act as its Offer agent, to receive acceptances from the shareholders of CTC, to answer the questions that may arise in relation to the mechanism and conditions of the Offer, to perform transfers to the custody of CTC, to reject the acceptances and, in general, to perform all activities that may be necessary to realize the Offer.
     15. Bidder’s Independent Advisors
In the formulation of this Offer, the Bidder has consulted with the following independent advisors:
(i)	Santander Investment Chile Ltda., Tax Identification Number 96.556.210-9, with domicile at Bandera 140, Floor 14, borough and city of Santiago.

(ii)	Law firm Guerrero, Olivos, Novoa y Errázuriz, Tax ID No. 79.642.770-1, with domicile at Avenida Vitacura 2939, Floor 8, borough of Las Condes, Santiago. Attention: Messrs. Jorge Delpiano Kraemer and José Miguel Ried Undurraga, both of the same domicile.
     16. Risk Factors

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In the opinion of the Bidder and its advisors, there are no risks associated with this Offer.
     17. Impact of the Offer on the Shares
Once Bidder acquires the offered shares, it does not foresee any impact in relation to the price and liquidity of the shares.
     18. Market Price and Dividends
     18.1 Market Price and Trade Volumes.
The market price and trade volumes of CTC shares in the last two years in the Stock Exchange of Santiago, counted from August 2006 to August 2008:
CTC-A

Month	Units Traded	Total Traded	Closing Price
		Amount

Sep-06	24,409,314	23,500,636,416	950.00
Oct- 06	43,884,441	42,791,745,344	999.50
Nov-06	129,388,612	138,315,742,464	1,061.00
Dec-06	24,772,609	26,307,060,768	1,050.00
Jan-07	54,512,708	63,436,676,096	1,175.00
Feb-07	41,242,277	49,498,516,928	1,145.00
Mar-07	22,775,516	26,506,948,032	1,244.90
Apr-07	21,496,603	27,037,852,096	1,208.00
May-07	44,070,144	52,613,707,920	1,250.00
Jun-07	87,809,998	110,911,872,992	1,245.00
Jul-07	20,757,014	25,368,624,144	1,214.60
Aug-07	22,858,021	25,554,430,848	1,131.80
Sep-07	25,216,316	27,123,308,272	1,051.60
Oct-07	40,027,386	45,753,344,096	1,199.90
Nov-07	52,111,181	57,071,394,448	1,004.80
Dec-07	40,416,504	39,653,619,224	950.10

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Month	Units Traded	Total Traded	Closing Price
		Amount

Jan-08	49,102,172	41,434,266,400	834.90
Feb-08	25,347,459	22,610,568,040	920.30
Mar-0	14,191,707	12,985,577,408	930.00
Apr-08	19,720,058	18,988,081,760	892.90
May-08	28,956,446	24,603,115,360	810.10
Jun-08	26,364,964	21,056,762,096	776.33
Jul-08	16,712,515	12,809,815,924	756.20
Aug-08	19,213,461	13,896,709,388	720.10

Month	Units Traded	Total Trades	Closing Price

Sep 06	164,374	141,280,507	850.00
Oct 06	239,669	212,423,048	861.00
Nov-06	4,568,215	4,502,447,888	950.00
Dec-06	214,770	203,871,828	951.00
Jan-07	185,314	192,309,003	1.070.00
Feb-07	533,108	574,981,422	1.040.00
Mar-07	1,578,086	1,621,985,488	1.070.00
Apr-07	187,680	202,073,379	1.050.00
May-07	114,441	121,430,552	1.060.00
Jun-07	161,624	176,887,579	1.060.00
Jul-07	283,872	303,974,811	1.080.00
Aug-07	62,712	67,699,640	1.080.00
Sep-07	198,029	194,734,316	980.00
Oct-07	492,164	540,477,089	1.110.00
Nov-07	1,423,493	1,539,252,104	1.110.00
Dec-07	57,218	50,652,076	900.00

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Month	Units Traded	Total Trades	Closing Price

Jan-08	1,291,518	1,030,464,816	790.00
Feb-08	29,411	23,567,490	810.00
Mar-08	113,909	91,397,410	810.00
Apr-08	43,707	36,726,960	880.00
May-08	16,537	12,662,170	880.00
Jun-08	7,296,442	5,325,812,684	660.00
Jul-08	9,770	6,472,325	670.00
Aug-08	82,309	54,482,090	630.00
     18.2 Dividends
The dividends and reduction of capital distributed by CTC in the last 2 years, counted from June 2006 to June 2008 are the following:

Dividends	Payment Day	Price per Share

Capital Reduction	June 15, 2006	$42
Definitive Dividend Nº 171	June 22, 2006	$15.30	(4)
Provisory Dividend Nº 172	November 23, 2006	$11.00	(5)
Definitive Dividend Nº 173	May 16, 2007	$13.40	(6)
Capital Reduction	June 12, 2007	$51.00
Provisory Dividend Nº 174	November 21, 2007	$6.00

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Dividends	Payment Day	Price per Share

Definitive Dividend Nº 175	May 14, 2008	$5,276.06
Capital Reduction	June 13, 2008	$41.00
The information contained in the above table was taken from documents and public reports, which have not been verified by the Bidder or audited independently, so the Bidder does not assume any responsibility for the veracity of that information, nor by the omission of the Company or the stock exchange in order to reveal facts or other antecedents that may affect or influence this interpretation.
     19. Prospectus
Interested persons can obtain a copy of this prospectus at:

(i)	The Bidder’s offices located at Av. Vitacura 2736, Floor 2, borough of Las Condes, city of Santiago, from Monday to Thursday between 9:00 am. And 5:30 p.m. and Friday between 9:00 a.m. and 4:00 p.m., excluding holidays, and on its web page www.opactc.cl.

(ii)	The Offer Administrator’s office, located at Banderas Street 140, Floor 12, borough and city of Santiago, from Monday to Thursday between 9:00 a.m. and 5:30 p.m. and Friday from 9:00 a.m. to 4:00 p.m., excluding holidays, and on its website at www.santanderinvestment.cl.

(iii)	Chilean Securities and Insurance Supervisor office, located at Av. Libertador Bernardo O`Higgins 1449, borough and city of Santiago, and on its web page at www.svs.cl.

(iv)	The Santiago Stock Exchange office, located at La Bolsa 64, borough and city of Santiago, from Monday to Friday between 9:00 a.m. and 6:00 p.m.; and on the web page www.bolsadecomerio.cl

(v)	CTC’s office, located at Avenida Providencia 111, borough of Providencia and city of Santiago, from Monday to Friday between 9:00 a.m. to 5:30 p.m, and on its web page www.ctc.cl.
Also, interested parties can obtain more information about this Offer in the offices of the Bidder and in the offices of the Administrator of the Offer.
     20. Other Information

FREE TRANSLATION
FOR REFERENCIAL PURPOSES ONLY
Any publication related to the Offer to which this Prospectus refers shall be published in the El Mercurio and La Tercera newspapers.